Exhibit 99.1

Southwest Water Company Reports 2004 Financial Results

    LOS ANGELES--(BUSINESS WIRE)--March 15, 2005--For the year ended December 31, 2004, Southwest Water Company (NASDAQ:SWWC) reported revenues of $188.0 million, operating income of $11.6 million, net income of $4.5 million and earnings per diluted common share of $0.24. This compares with revenues of $173.0 million, operating income of $14.8 million, net income of $7.2 million and earnings per diluted common share of $0.47 for 2003. Weighted average shares outstanding increased by 20 percent in 2004 as compared with 2003, primarily as a result of equity offerings.
    The company increased revenues by $15 million in 2004, driven principally by its July 2004 acquisition of Monarch Utilities, Inc., increased water utility rates in California and Texas, and organic revenue growth in the Services Group compared with 2003. This helped to compensate for a $5.8 million reduction in construction-related revenue from the water treatment plant project in San Juan Capistrano, Calif.
    Segment operating income in the company's Utility Group increased by $4.8 million in 2004 compared with 2003, due largely to the Monarch Utilities acquisition, increased water utility rates, higher customer water consumption and a reduction in the average cost of water at the company's California utility subsidiary. New wells that produce less expensive water came online in 2004, which enabled the subsidiary to reduce the amount of higher cost water purchased from outside sources. Conversely, segment operating income in the Services Group decreased by $3.3 million compared with the prior year, principally due to project permitting delays, heavy rainfall that restricted billable work in Texas, write-offs and reserves for inventory, unbilled revenue and a loss on a small construction project in Virginia Beach, Va. Corporate headquarters segment operating expenses increased by $4.6 million compared with the prior year.
    In total, selling, general and administrative (SG&A) expenses increased by $7.4 million to $29.5 million in 2004. Of that increase, $4.4 million occurred in the fourth quarter of 2004, when SG&A expenses increased to $8.7 million. The 2004 increase in SG&A expenses included approximately $2.6 million related to the company's documentation and compliance with the Sarbanes-Oxley Act; $0.8 million related to executive separations and new business development expenses; $0.4 million related to the write-off of a strategic investment; $0.6 million related to newly acquired subsidiaries; and $2.5 million from increases in professional fees, facilities costs, salaries and benefits.
    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "Our Board and management team are very disappointed with the company's overall 2004 financial results. While we anticipated increased costs associated with growth and corporate governance programs, certain SG&A expenses that occurred late in the year were higher than expected. Consequently, as a percentage of consolidated revenue, SG&A expenses increased from 13% in 2003 to 16% in 2004. In addition, Services Group margins fell in 2004 from prior years. SG&A expense management and Services Group margin improvement are important profit drivers for us in 2005."
    Garnier continued, "Southwest Water did achieve significant operational milestones in 2004. We recorded increased revenues, completed construction and began operating a showcase reverse osmosis water treatment facility, and made the largest acquisition in our history, Monarch Utilities, Inc. Acquisitions have been an important part of our growth strategy, and each of the significant acquisitions we have made over the past several years demonstrated year-to-year financial improvement in 2004. Additionally, Monarch Utilities, purchased in 2004, is performing ahead of our initial acquisition forecast."
    Garnier concluded, "In spite of the challenges we faced in 2004, Southwest Water remains fundamentally strong. Our board of directors affirmed its confidence in the company by declaring a regular cash dividend for the first quarter of 2005, and at year-end we had $27 million available of our $50 million credit facility. We are committed to regaining Southwest Water's positive earnings momentum in 2005."

    Business Outlook

    The company's outlook for 2005 anticipates:

    -- Revenues increasing approximately 4% to approximately $195 million;

    --  Operating income increasing approximately 60% to approximately
        $19 million;

    -- Net income increasing approximately 65% to approximately $7.5 million;

    -- Utility Group revenue increasing from 37% to approximately 42% of total revenues;

    -- Company cash capital expenditures increasing to approximately $20 million; and

    --  An effective tax rate of 36%, consistent with 2004.

    This business outlook assumes normal weather conditions.

    2004 Form 10-K

    The company's 2004 Form 10-K includes an assessment of its internal controls. Management is completing its assessment concerning the company's internal controls over financial reporting and expects to file for a 15-day extension under SEC Rule 12b-25 for its 2004 Annual Report on Form 10-K. The company cannot assure that it will not report a material weakness in its internal controls.

    Conference Call

    The company will provide more detail regarding its 2004 results and 2005 business outlook in a conference call and Web cast to be held today, March 15, 2005, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.

    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.



FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                                    Three Months       Years Ended
                                        Ended
                                     December 31,      December 31,
                                     2004    2003      2004     2003
                                   -----------------------------------

Operating revenues                 $47,513 $43,984  $187,952 $172,974

Operating income                       547   3,771    11,635   14,792

Net income (loss)                     (410)  2,024     4,534    7,193

Earnings (loss) per common share:
     Diluted                        $(0.02)  $0.12     $0.24    $0.47

Weighted average outstanding
common shares:
     Diluted                        19,336  16,303    18,489   15,394


NOTE: Per share amounts and weighted average outstanding common shares reflect a 5 percent stock dividend on January 3, 2005.



CONSOLIDATED BALANCE SHEET INFORMATION

                                             December 31, December 31,
                                                 2004          2003
                                             -------------------------

Current assets                                  $45,287       $35,394
Property, plant and equipment, net              302,596       221,087
Total assets                                   $404,809      $296,222

Current liabilities                             $35,734       $31,389
Long-term debt                                  115,827        73,102
Contributions in aid of construction             89,623        81,556
Stockholders' equity                            126,198        79,667
Total liabilities and stockholders' equity     $404,809      $296,222


    CONTACT: Southwest Water Company
             Richard J. Shields or Cheryl L. Clary, 213-929-1800 www.swwc.com or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com